Consent of Independent Registered Public Accounting Firm We consent to the use of our report dated March 24, 2023, except for Note 2, as to which the date is May 10, 2023, with respect to the consolidated financial statements and financial statement schedules I, III, IV, and V of Jackson National Life Insurance Company and subsidiaries, included herein. /s/KPMG LLP Chicago, Illinois May 10, 2023 KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.